Exhibit 99.1

AVERY DENNISON REPORTS

THIRD QUARTER 2005 RESULTS

Company raises earnings guidance for the year on improved profitability; announces $60 million to $70 million of targeted annual savings from new productivity improvement initiatives

PASADENA, Calif. – October 25, 2005 – Avery Dennison Corporation (NYSE:AVY) today reported third quarter diluted earnings per share of $0.86 compared with $0.75 a year ago, a 15 percent increase. Profits increased due to improved pricing and product mix, as well as a reduction in operating expenses and the tax rate. The Company also announced actions to increase operating efficiencies and improve its profitability, targeting $60 million to $70 million of annual savings when fully implemented in 2007.

“We are very pleased with the profit improvement we have achieved over the past six months,” said Dean A. Scarborough, president and chief executive officer of Avery Dennison. “The actions we announced today will further improve our global operating efficiencies, driving margin expansion and helping to fund our investments for top-line growth.”

Planned cost reduction actions could result in cumulative pre-tax, cash charges of approximately $20 million to $30 million, to be incurred primarily during the fourth quarter of 2005. These charges relate to estimated severance costs for a potential reduction in headcount of over 500 positions, with actions expected to impact most businesses and geographic regions.

Annual pre-tax savings associated with these and other cost reduction actions could total $40 million to $50 million in 2006, increasing to a total of $60 million to $70 million by 2007. Approximately half of the targeted savings is expected to be generated by actions taken to streamline corporate general and administrative activities, including the Company’s shared services units.

In addition, the Company is considering a number of divestitures of non-strategic, low-margin businesses, which would reduce annual sales by approximately $70 million, with minimal impact to earnings from operations. Such divestitures, if completed, could result in pre-tax, non-cash charges in excess of $100 million, representing goodwill and other asset write-downs. These charges could be incurred as early as the fourth quarter of 2005.

Planned savings and cash generated from divestitures will be used in part to fund investments in ongoing Horizons initiatives and future growth opportunities, as well as actions to drive additional productivity gains.

Financial highlights for the third quarter of 2005:

•

Earnings per share, on a diluted basis, were $0.86, compared with $0.75 a year ago. Results for the third quarter of 2005 include an incremental tax expense of approximately $0.14 per share associated with the repatriation of $350 million of earnings of certain foreign subsidiaries, to be completed during the fourth quarter.

•	Net income increased 15 percent to $86.2 million, compared with $75 million last year.

•	Sales for the third quarter increased 2 percent over the prior year to $1.4 billion, at the low end of the Company’s expectations, reflecting relatively weak results in the first two months of the quarter, partially offset by higher sales growth in September. The improvement in the sales trend has continued into the early part of the fourth quarter.

The impact of currency translation contributed approximately 40 percent of the sales growth during the quarter. The net effect of pricing and product mix changes was positive, more than offsetting a modest decline in unit volume, which reflected generally weak industry conditions, market share loss resulting from price increases in several businesses, and a shift in the timing of sales related to the back-to-school season.

•	Gross profit margin was comparable to the third quarter of 2004, reflecting improved pricing and productivity, offset by unfavorable segment mix and higher spending associated with the development of the Company’s radio frequency identification (RFID) business. Higher raw material costs were fully offset with selling price increases.

•	Marketing, general and administrative expenses as a percent of sales improved by 80 basis points compared to the same quarter a year ago, reflecting spending controls implemented during the past six months.

•	Excluding restructuring, asset impairment and plant transition costs in the third quarter of 2005, operating margin improved by 80 basis points over the third quarter of 2004, due to the reduction in marketing, general and administrative expenses as a percentage of sales. (See Attachment A-3: “Preliminary Reconciliation of GAAP to Non-GAAP Measures”.)

•	The one-time incremental tax expense associated with the repatriation of earnings impacted the quarter by $0.14 per share. The Company also had a $.09 per share benefit related to several favorable tax audit settlements in multiple jurisdictions. Geographic income mix and other factors also contributed favorably to the tax rate. As a result, the effective tax rate for the third quarter was 23.8 percent, compared to 26.8 percent for the same period last year. Adjusting for the unusual items, the company’s effective tax rate for the quarter was approximately 22.5 percent, which is expected to be sustained through year end.

Segment results

The Company’s Pressure-sensitive Materials segment reported sales of approximately $775 million, up approximately 4 percent over the third quarter of 2004. Approximately three-quarters of the increase in segment revenue reflects unit volume growth and a positive contribution from price and mix. The balance of the growth is attributable to the impact of currency translation.

Before the effects of currency translation, sales in the North American pressure-sensitive roll materials business declined by approximately 3 percent, with the benefit of price increases more than offset by a decline in volume. The volume decline affected most business segments within the North American pressure-sensitive roll materials business with the exception of films, which continued to benefit from growth in the beverage label market.

Sales in the European pressure-sensitive roll materials business grew approximately 9 percent in local currency, driven by solid unit volume growth and a positive contribution from changes in price and mix. Strong growth in the Eastern European region contributed to this result. The roll materials business in Asia continued to report double-digit growth in local currency sales, while sales for this business in Latin America declined slightly. Sales in the graphics and reflective materials business increased modestly before the effect of currency.

Excluding asset impairment costs, operating margin for the segment declined to 9.0 percent compared with 9.2 percent a year ago, due to higher bad debt expense in Eastern Europe, partially offset by productivity improvement initiatives and spending controls. The benefit of price increases covered higher raw material costs. (See Attachment A-4: “Preliminary Supplementary Information, Reconciliation of GAAP to Non-GAAP Supplementary Information”.)

The Office and Consumer Products segment reported sales of approximately $284 million, a decline of approximately 6 percent from the third quarter of 2004. The benefit of price increases was more than offset by a decline in volume, partially reflecting an approximately $10 million shift in back-to-school related sales into the second quarter of 2005.

Excluding transition costs associated with a previously announced plant closure, operating margin for the segment increased to 15.1 percent compared with 14.6 percent a year ago, reflecting the benefit of pricing, productivity improvement efforts and spending controls. Price increases, effective January 1 of this year, have covered cumulative raw material cost inflation for the segment. (See Attachment

A-4: “Preliminary Supplementary Information, Reconciliation of GAAP to Non-GAAP Supplementary Information”.)

The Retail Information Services segment reported sales of approximately $166 million, an increase of approximately 5 percent over the third quarter of 2004. Approximately 70 percent of the growth is due to the combined effect of the Rinke acquisition and currency translation, with the balance due to core unit volume growth. Operating margin for the segment increased to 7.2 percent in the third quarter, compared with 6.4 percent a year ago, reflecting productivity improvement efforts, including movement of production from Hong Kong to lower cost operations in mainland China, as well as spending controls.

Businesses in the other specialty converting group reported sales of approximately $138 million, an increase of approximately 7 percent over the third quarter of 2004. Operating margin for these businesses declined to 5.1 percent from 6.6 percent a year ago, due to higher spending related to the Company’s radio frequency identification (RFID) division, partially offset by the benefit of productivity initiatives and spending controls.

Legal developments

The Company announced that it had been notified by the Australian Competition and Consumer Commission that it was seeking information in connection with an investigation of the Company’s label stock business. The Company is cooperating with the investigation.

Separately, the Company announced that it had contacted relevant authorities in the U.S. with respect to the preliminary results of an internal investigation of potential violations of the Foreign Corrupt Practices Act, and that it intends to make a full report to these authorities shortly. The issues relate to transactions carried out by a small number of employees of the Company’s reflectives business in China, which had sales of approximately $5 million in 2004. The transactions giving rise to these issues appear to have been relatively minor in amount and of limited duration. Based on findings to date, no changes to the Company’s previously filed financial statements are warranted as a result of these matters. However, the Company expects that fines or other penalties could be incurred.

Outlook

Reflecting improved profitability and the reduction in its tax rate, Avery Dennison is raising its 2005 earnings-per-share guidance to a range of $3.28 to $3.43, before the impact of plant transition costs, restructuring, asset impairment charges, and the one-time tax expense associated with the repatriation of earnings. While fourth quarter actions are still being developed, in the aggregate, these items could reduce full year earnings by $0.35 to $0.45 per share, including year-to-date costs already reported. Additionally, non-cash charges associated with potential divestitures could further reduce reported earnings. The Company’s previously announced earnings expectation excluding these factors was $2.95 to $3.20 per share.

The Company’s outlook for the fourth quarter anticipates continued weakness in core volume growth, recognizing unusually high sales during the prior year related to an extra week of sales, as well as the effect of customers buying in advance of 2005 price increases. The Company indicated that it expects additional raw material cost inflation in the fourth quarter, which it anticipates passing on to customers, as needed.

“While we anticipate top-line growth to remain soft in the near-term, we expect sales growth to accelerate, as we return to more typical volume gains resulting from the underlying drivers in our markets, as well as new products and services from our pipeline of Horizon growth initiatives,” said Scarborough.

“We remain focused on margin expansion during this period of rising costs, by maintaining our pricing discipline and executing our aggressive operational improvement strategy,” added Scarborough. “We will reinvest a portion of the gains from our productivity improvement efforts into targeted growth initiatives, including expansion in the rapidly growing emerging markets, as well as new product and service innovations such as RFID.”

Avery Dennison is a global leader in pressure-sensitive labeling materials, office products and retail tag, ticketing and branding systems. Based in Pasadena, Calif., Avery Dennison is a FORTUNE 500 company with 2004 sales of $5.3 billion. Avery Dennison employs more than 21,000 individuals in 47 countries worldwide who apply the Company’s technologies to develop, manufacture and market a wide range of products for both consumer and industrial markets.

Products offered by Avery Dennison include Avery-brand office products and graphics imaging media, Fasson-brand self-adhesive materials, peel-and-stick postage stamps, reflective highway safety products, labels for a wide variety of automotive, industrial and durable goods applications, brand identification and supply chain management products for the retail and apparel industries, and specialty tapes and polymers.

Forward-Looking Statements

Certain information presented in this news release may constitute “forward-looking” statements. These statements are subject to certain risks and uncertainties. Actual results and trends may differ materially from historical or expected results depending on a variety of factors, including but not limited to fluctuations in cost and availability of raw materials; ability of the Company to achieve and sustain targeted cost reductions; foreign exchange rates; worldwide and local economic conditions; selling prices; impact of legal proceedings, including the U.S. Department of Justice (“DOJ”) criminal investigation, as well as the European Commission (“EC”), Canadian Department of Justice, and Australian Competition and Consumer Commission investigations, into industry competitive practices and any related proceedings or lawsuits pertaining to these investigations or to the subject matter thereof (including purported class actions seeking treble damages for alleged unlawful competitive practices, and purported class actions related to alleged disclosure violations pertaining to alleged unlawful competitive practices, which were filed after the announcement of the DOJ investigation, as well as a likely fine by the EC in respect of certain employee misconduct in Europe); impact of potential violations of the U.S. Foreign Corrupt Practices Act based on issues in China; impact of epidemiological events on the economy and the Company’s customers and suppliers; successful integration of acquired companies; financial condition and inventory strategies of customers; development, introduction and acceptance of new products; fluctuations in demand affecting sales to customers; and other matters referred to in the Company’s SEC filings.

The financial information presented in this news release represents preliminary financial results.

The Company believes that the most significant risk factors that could affect its ability to achieve its stated financial expectations in the near-term include (1) potential adverse developments in legal proceedings and/or investigations regarding competitive activities; (2) the degree to which higher raw material costs can be passed on to customers through selling price increases (and previously implemented selling price increases can be sustained), without a significant loss of volume; (3) the impact of economic conditions on underlying demand for the Company’s products; and (4) ability of the Company to achieve and sustain targeted cost reductions.

For more information and to listen to a live broadcast or an audio replay of the

3rd Quarter conference call with analysts, visit the Avery Dennison

Web site at www.investors.averydennison.com

AVERY DENNISON

PRELIMINARY CONSOLIDATED STATEMENT OF INCOME

(In millions, except per share amounts)

	(UNAUDITED)
	Three Months Ended		Nine Months Ended
	Oct. 01, 2005	Sep. 25, 2004	Oct. 01, 2005	Sep. 25, 2004
Net sales	$1,362.5	$1,336.2	$4,127.4	$3,906.9
Cost of products sold	966.5	946.8	2,917.6	2,760.4

Gross profit	396.0	389.4	1,209.8	1,146.5
Marketing, general & administrative expense	266.9	272.8	851.4	804.5
Interest expense	14.7	14.1	45.0	43.1
Other expense, net (1)	1.3	—	6.7	35.2

Income before taxes	113.1	102.5	306.7	263.7
Taxes on income	26.9	27.5	73.4	67.6

Net Income	$86.2	$75.0	$233.3	$196.1

Per share amounts:
Income per common share, assuming dilution	$0.86	$0.75	$2.32	$1.95

Average common shares outstanding, assuming dilution	100.6	100.6	100.6	100.5

Common shares outstanding at period end	100.2	99.9	100.2	99.9

Certain prior year amounts have been reclassified to conform with the 2005 financial statement presentation.

(1)	Other expense for the third quarter of 2005 includes $1.3 of asset impairment charges.

Other expense, net, for 2005 YTD includes $10.1 of restructuring costs and asset impairment charges, partially offset by gain on sale of assets of $(3.4).

Other expense for 2004 YTD includes $35.2 of restructuring costs, asset impairment and lease cancellation charges.

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Reconciliation of Non-GAAP Financial Measures in Accordance with SEC Regulation G

Avery Dennison reports financial results in accordance with U.S. GAAP, and herein provides some non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. These non-GAAP measures are intended to supplement the Company's presentation of its financial results that are prepared in accordance with GAAP.

Avery Dennison uses the non-GAAP measures presented to evaluate and manage the Company's operations internally. Avery Dennison is also providing this information to assist investors in performing additional financial analysis that is consistent with financial models developed by research analysts who follow the Company.

The reconciliation set forth below is provided in accordance with Regulations G and S-K and reconciles the non-GAAP financial measures with the most directly comparable GAAP financial measures.

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AVERY DENNISON

PRELIMINARY RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In millions, except per share amounts)

	(UNAUDITED)
	Three Months Ended		Nine Months Ended
	Oct. 01, 2005	Sep. 25, 2004	Oct. 01, 2005	Sep. 25, 2004
Reconciliation of GAAP to Non-GAAP Operating Margin:
Net sales	$1,362.5	$1,336.2	$4,127.4	$3,906.9

Income before taxes	$113.1	$102.5	$306.7	$263.7

GAAP Operating Margin	8.3%	7.7%	7.4%	6.7%

Income before taxes	$113.1	$102.5	$306.7	$263.7
Non-GAAP adjustments:
Restructuring and transition costs (1)	0.4	—	6.9	23.6
Asset impairment and lease cancellation charges	1.3	—	5.5	11.6
Gain on sale of assets	—	—	(3.4)	—
Interest expense	14.7	14.1	45.0	43.1

Adjusted non-GAAP operating income before taxes and interest expense	$129.5	$116.6	$360.7	$342.0

Adjusted Non-GAAP Operating Margin	9.5%	8.7%	8.7%	8.8%

Reconciliation of GAAP to Non-GAAP Net Income:
As reported net income	$86.2	$75.0	$233.3	$196.1
Non-GAAP adjustments, net of taxes:
Restructuring and transition costs	0.4	—	5.3	17.1
Asset impairment and lease cancellation charges	1.1	—	4.3	8.4
Tax expense on repatriated earnings	13.6	—	13.6	—
Gain on sale of assets	—	—	(2.6)	—

Adjusted Non-GAAP Net Income	$101.3	$75.0	$253.9	$221.6

Reconciliation of GAAP to Non-GAAP Earnings Per Share:
As reported income per common share, assuming dilution	$0.86	$0.75	$2.32	$1.95
Non-GAAP adjustments per share, net of taxes:
Restructuring and transition costs	—	—	0.05	0.17
Asset impairment and lease cancellation charges	0.01	—	0.04	0.08
Tax expense on repatriated earnings	0.14	—	0.14	—
Gain on sale of assets	—	—	(0.03)	—

Adjusted Non-GAAP income per common share, assuming dilution	$1.01	$0.75	$2.52	$2.20

Average common shares outstanding, assuming dilution	100.6	100.6	100.6	100.5

Certain prior year amounts have been reclassified to conform with the 2005 financial statement presentation.

(1)	2005 QTD includes transition costs of $.4 related to a plant closure.

2005 YTD includes restructuring and transition costs of $4.6 and $2.3, respectively, primarily related to plant closures.

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AVERY DENNISON

PRELIMINARY SUPPLEMENTARY INFORMATION

(In millions)

	(UNAUDITED)
	Third Quarter Ended
	NET SALES		OPERATING INCOME		OPERATING MARGINS
	2005	2004	2005 (1)	2004	2005	2004
Pressure-sensitive Materials	$774.6	$746.0	$68.8	$68.4	8.9%	9.2%
Office and Consumer Products	284.3	303.7	42.6	44.4	15.0%	14.6%
Retail Information Services	165.6	157.8	12.0	10.1	7.2%	6.4%
Other specialty converting businesses	138.0	128.7	7.0	8.5	5.1%	6.6%
Corporate Expense	N/A	N/A	(2.6)	(14.8)	N/A	N/A
Interest Expense	N/A	N/A	(14.7)	(14.1)	N/A	N/A

TOTAL	$1,362.5	$1,336.2	$113.1	$102.5	8.3%	7.7%

(1)	Operating income for the third quarter of 2005 includes $1.7 of asset impairment charges and transition costs, of which the Pressure-sensitive Materials segment recorded $1.2, the Office and Consumer Products segment recorded $.4 and other specialty converting businesses recorded $.1.

Certain prior year amounts have been reclassified to conform with the 2005 financial statement presentation.

RECONCILIATION OF GAAP TO NON-GAAP SUPPLEMENTARY INFORMATION

	Third Quarter Ended
	OPERATING INCOME		OPERATING MARGINS
	2005	2004	2005	2004
Pressure-sensitive Materials
Operating income, as reported	$68.8	$68.4	8.9%	9.2%
Non-GAAP adjustments:
Asset impairment charges	1.2	—	0.1%	—

Adjusted non-GAAP operating income	$70.0	$68.4	9.0%	9.2%

Office and Consumer Products
Operating income, as reported	$42.6	$44.4	15.0%	14.6%
Non-GAAP adjustments:
Transition costs (1)	0.4	—	0.1%	—

Adjusted non-GAAP operating income	$43.0	$44.4	15.1%	14.6%

Other specialty converting businesses
Operating income, as reported	$7.0	$8.5	5.1%	6.6%
Non-GAAP adjustments:
Asset impairment charges	0.1	—	—	—

Adjusted non-GAAP operating income	$7.1	$8.5	5.1%	6.6%

(1)	For 2005, amount includes transition costs of $.4 related to a plant closure.

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AVERY DENNISON

PRELIMINARY SUPPLEMENTARY INFORMATION

(In millions)

	(UNAUDITED)
	Nine Months Year-to-Date
	NET SALES		OPERATING INCOME		OPERATING MARGINS
	2005	2004	2005 (1)	2004 (2)	2005	2004
Pressure-sensitive Materials	$2,369.2	$2,214.0	$213.3	$156.8	9.0%	7.1%
Office and Consumer Products	843.2	844.7	119.8	121.8	14.2%	14.4%
Retail Information Services	504.5	460.9	36.6	35.5	7.3%	7.7%
Other specialty converting businesses	410.5	387.3	12.5	32.6	3.0%	8.4%
Corporate Expense	N/A	N/A	(30.5)	(39.9)	N/A	N/A
Interest Expense	N/A	N/A	(45.0)	(43.1)	N/A	N/A

TOTAL	$4,127.4	$3,906.9	$306.7	$263.7	7.4%	6.7%

(1)	Operating income for 2005 includes $12.4 of restructuring costs, asset impairment charges and transition costs, partially offset by gain on sale of assets of $(3.4), of which the Pressure-sensitive Materials segment recorded $1.6, the Office and Consumer Products segment recorded $6.6 and other specialty converting businesses recorded $.8.

(2)	Operating income for 2004 includes $35.2 of restructuring costs, asset impairment and lease cancellation charges, of which the Pressure-sensitive Materials segment recorded $34.4, the Office and Consumer Products segment recorded $.5 and the Retail Information Services segment recorded $.3.

Certain prior year amounts have been reclassified to conform with the 2005 financial statement presentation.

RECONCILIATION OF GAAP TO NON-GAAP SUPPLEMENTARY INFORMATION

	Nine Months Year-to-Date
	OPERATING INCOME		OPERATING MARGINS
	2005	2004	2005	2004
Pressure-sensitive Materials
Operating income, as reported	$213.3	$156.8	9.0%	7.1%
Non-GAAP adjustments:
Restructuring costs	0.4	22.8	—	1.0%
Asset impairment and lease cancellation charges	4.6	11.6	0.2%	0.5%
Gain on sale of assets	(3.4)	—	(0.1%)	—

Adjusted non-GAAP operating income	$214.9	$191.2	9.1%	8.6%

Office and Consumer Products
Operating income, as reported	$119.8	$121.8	14.2%	14.4%
Non-GAAP adjustments:
Restructuring and transition costs (1)	6.6	0.5	0.8%	0.1%

Adjusted non-GAAP operating income	$126.4	$122.3	15.0%	14.5%

Retail Information Services
Operating income, as reported	$36.6	$35.5	7.3%	7.7%
Non-GAAP adjustments:
Restructuring costs	—	0.3	—	0.1%

Adjusted non-GAAP operating income	$36.6	$35.8	7.3%	7.8%

Other specialty converting businesses
Operating income, as reported	$12.5	$32.6	3.0%	8.4%
Non-GAAP adjustments:
Asset impairment charges	0.8	—	0.2%	—

Adjusted non-GAAP operating income	$13.3	$32.6	3.2%	8.4%

(1)	For 2005, amount includes restructuring and transition costs of $4.3 and $2.3, respectively, primarily related to plant closures.

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AVERY DENNISON

PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEET

(In millions)

	(UNAUDITED)
	Oct. 01, 2005	Sep. 25, 2004
ASSETS
Current assets:
Cash and cash equivalents	$75.5	$69.9
Trade accounts receivable, net	878.8	860.6
Inventories, net	439.9	430.1
Other current assets	120.6	132.7

Total current assets	1,514.8	1,493.3
Property, plant and equipment, net	1,297.2	1,277.4
Goodwill	724.5	722.8
Intangibles resulting from business acquisitions, net	130.9	140.3
Other assets	567.6	513.0

	$4,235.0	$4,146.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term and current portion of long-term debt	$124.7	$197.1
Accounts payable	567.6	539.8
Other current liabilities	511.1	546.0

Total current liabilities	1,203.4	1,282.9
Long-term debt	973.8	1,054.3
Other long-term liabilities	453.5	391.0
Shareholders’ equity:
Common stock	124.1	124.1
Capital in excess of par value	696.9	802.9
Retained earnings	1,995.0	1,846.0
Accumulated other comprehensive loss	(71.7)	(81.5)
Cost of unallocated ESOP shares	(9.7)	(11.6)
Employee stock benefit trusts	(533.0)	(663.9)
Treasury stock at cost	(597.3)	(597.4)

Total shareholders’ equity	1,604.3	1,418.6

	$4,235.0	$4,146.8

Certain prior year amounts have been reclassified to conform with the 2005 financial statement presentation.

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AVERY DENNISON

PRELIMINARY CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(In millions)

	(UNAUDITED)
	Nine Months Ended
	Oct. 01, 2005	Sep. 25, 2004
Operating Activities:
Net income	$233.3	$196.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	115.4	109.3
Amortization	34.1	29.8
Deferred taxes	19.7	8.8
Asset impairment and net loss (gain) on sale of assets	9.5	9.7
Other non-cash items, net	(7.9)	(2.4)

	404.1	351.3
Changes in assets and liabilities	(115.6)	(18.6)

Net cash provided by operating activities	288.5	332.7

Investing Activities:
Purchase of property, plant and equipment	(117.1)	(115.6)
Purchase of software and other deferred charges	(15.6)	(17.4)
Payments for acquisitions	(2.7)	(14.3)
Proceeds from sale of assets	20.3	8.2
Other	3.3	(6.9)

Net cash used in investing activities	(111.8)	(146.0)

Financing Activities:
Net (decrease) increase in borrowings (maturities of 90 days or less)	(16.1)	32.0
Additional borrowings (maturities longer than 90 days)	76.2	302.6
Payments of debt (maturities longer than 90 days)	(137.5)	(385.0)
Dividends paid	(125.9)	(122.6)
Purchase of treasury stock	—	(0.5)
Proceeds from exercise of stock options, net	4.8	14.9
Other	12.4	12.0

Net cash used in financing activities	(186.1)	(146.6)

Effect of foreign currency translation on cash balances	0.1	0.3

(Decrease) Increase in cash and cash equivalents	(9.3)	40.4

Cash and cash equivalents, beginning of period	84.8	29.5

Cash and cash equivalents, end of period	$75.5	$69.9

Certain prior year amounts have been reclassified to conform with the 2005 financial statement presentation.

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